FOR IMMEDIATE RELEASE




SARATOGA BANCORP ANNOUNCES 50% INCREASE IN DIVIDEND PAYMENT


     Saratoga Bancorp, parent company for Saratoga National Bank, is pleased to announce that its financial performance in 1998 has provided the Company with the ability to return a portion of its profits to its shareholders. A $0.10 per share cash dividend, effective for shareholders of record as of October 23, 1998, 1998, will be paid on November 6, 1998.

     With a strong emphasis on relationship banking, Saratoga National has established itself as one of the most consistantly prosperous banks of its size in the U.S. Saratoga National Bank operates offices in Saratoga, Los Gatos and San Jose.


                                        Richard L. Mount
                                        12000 Saratoga-Sunnyvale Rd.
                                        Saratoga, CA 95070
                                        (408) 973-1111

September 30, 1998                                           Unaudited